UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2007 (April 9, 2007)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 9, 2007, JER Investors Trust Inc. (the “Company”) sold, through a newly formed subsidiary, JERIT TS Statutory Trust I, a Delaware statutory trust (the “Trust”), $60 million of preferred securities (the “Preferred Securities”) in a private placement. Proceeds will be used to fund existing and future investment activities and other working capital needs of the Company.

The Trust also issued $1,860,000 of common securities (the “Common Securities”) and sold the Common Securities to the Company. The Trust used the proceeds from the sale of the Preferred Securities and the Common Securities to purchase $61,860,000 aggregate principal amount of junior subordinated notes due 2037 of the Company (the “Junior Subordinated Notes”).

The Preferred Securities have a 30-year term ending April 2037, are redeemable at par on or after April 2012 and pay distributions at a fixed rate of 7.24% (excluding amortization of fees and expenses) for the first five years through April 2012 and thereafter, at a floating rate of three month LIBOR plus 2.25% (excluding amortization of fees and expenses).

A copy of the press release announcing this transaction is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated April 9, 2007, of JER Investors Trust Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)

Date: April 11, 2007	By:	/s/ Tae-Sik Yoon
	Name:	Tae-Sik Yoon
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 9, 2007, of JER Investors Trust Inc.